Exhibit 99.1

                               PRESS RELEASE
                               -------------

FOR IMMEDIATE RELEASE                              CONTACT:
---------------------                              -------
                                                   Frederick A. Marcell Jr.
                                                   President and Chief
                                                    Executive Officer
                                                   Willow Grove Bancorp, Inc.
                                                   (215) 646-5405

                                                   Donna M. Coughey
                                                   President and Chief
                                                    Executive  Officer
                                                   Chester Valley Bancorp Inc.
                                                   (610) 269-9700


         SHAREHOLDERS OF WILLOW GROVE BANCORP, INC. AND
           CHESTER VALLEY BANCORP INC. APPROVE MERGER

Maple Glen and Downington, Pennsylvania, June 14, 2005 -- The merger of Chester Valley Bancorp Inc. (Nasdaq: CVAL) with and into Willow Grove Bancorp, Inc. (Nasdaq: WGBC) was approved by shareholders of both companies at special meetings held earlier today. Pending the receipt of regulatory approvals, the merger is expected to close during the third quarter of 2005.

Under the terms of the merger agreement, each outstanding share of CVAL common stock will be converted into the right to receive either $27.90 in cash or
1.4823 shares of WGBC common stock, at the election of the holder, subject to an overall requirement that 64.76% of the total outstanding CVAL common stock be exchanged for stock.

Frederick A. Marcell Jr., President and Chief Executive Officer of Willow Grove Bancorp, stated "We are pleased that shareholders of both companies have approved the merger and we look forward to serving our communities with the combined resources of Willow Grove Bank and First Financial Bank."

Donna M. Coughey, President and Chief Executive Officer of Chester Valley Bancorp, stated that "This combination will provide significant benefits for our customers and shareholders and I am looking forward to the implementation of all of our merger planning efforts. The merger will result in a larger, more diversified organization serving our combined markets in and around Chester, Montgomery, Bucks and Philadelphia Counties, Pennsylvania." Following the merger, Ms. Coughey will serve as President and Chief Executive Officer of the combined company upon Mr. Marcell's previously announced retirement.

Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered savings bank. Willow Grove Bank was founded in 1909 and conducts its business from its headquarters in Maple Glen, Pennsylvania, with additional branch locations in Bustleton, Dresher, Hatboro, Holland, Huntingdon Valley, North Wales,


Rhawnhurst, Roslyn Valley, Somerton, Southampton, Warminster (two) and Willow Grove. Additional information is available at: www.willowgrovebank.com.

Chester Valley Bancorp Inc. is the parent company of both First Financial Bank and Philadelphia Corporation for Investment Services. First Financial Bank's executive offices are located in Downingtown, Pennsylvania with additional branch locations in Exton, Frazer, Thorndale, Westtown, Airport Village, Brandywine Square, Devon, Kennett Square, Eagle, Coatesville, Avondale and West Chester.


Forward Looking Statements. A number of the matters discussed in this message that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the new company and the expected merger of the two bank subsidiaries, First Financial Bank and Willow Grove Bank, including expected synergies resulting from that merger, combined operating and financial data, future banking plans, future employee benefit plans, and whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the failure to realize capital, operating expense and other synergies; the result of the review of the proposed merger by various regulatory agencies, and any conditions imposed on the new company in connection with consummation of the merger; satisfaction of various conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in Chester Valley Bancorp's and Willow Grove Bancorp's respective reports filed with the SEC, including each company's annual report on Form 10-K for the year ended June 30, 2004 and quarterly report on Form 10-Q for the quarters ended September 30 and December 31, 2004 and March 31, 2005. This message speaks only as of its date, and Chester Valley Bancorp and Willow Grove Bancorp each disclaims any duty to update the information herein.

Additional Information and Where to Find It. In connection with the proposed merger, a registration statement on Form S-4 and an amendment thereto were filed with the SEC and the registration statement became effective on April
27, 2005. CHESTER VALLEY BANCORP AND WILLOW GROVE BANCORP SHAREHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT IS
PART OF THE REGISTRATION STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The final joint proxy statement/prospectus has been mailed to shareholders of Chester Valley Bancorp and Willow Grove Bancorp. Shareholders are able to obtain the documents free of charge at the SEC's website, www.sec.gov, from Chester Valley Bancorp by calling Joseph T. Crowley, or from Willow Grove Bancorp by calling Christopher E. Bell.




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